Exhibit 4.7.1

FIRST AMENDMENT TO

WARRANT TO PURCHASE STOCK

This First Amendment to Warrant to Purchase Stock (this “Amendment”) is made as of the 12 day of September, 2013 by and between LDR HOLDING CORPORATION, a Delaware corporation (the “Company”), and Comerica Ventures Incorporated, a California Corporation, the holder of the Warrant (as hereinafter defined) (the “Holder”).

A. The Holder is the holder of that certain Warrant to Purchase Stock dated November 23, 2009 (the “Warrant”) by assignment from its affiliate, Comerica Bank, a Texas banking association;

B. Pursuant to and upon the terms and conditions set forth in the Warrant, the Holder was initially entitled to purchase 154,506 shares of the Series C Preferred Stock of the Company;

C. The Holder and the Company wish to amend the Warrant in order to, among other things, modify the method in which the Warrant may be exercised by the Holder; and

D. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Warrant.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree as follows:

1. Amendments.

(a) Section 1.1 of the Warrant is hereby amended and restated to read in its entirety as follows:

“Method of Exercise. Holder may exercise this Warrant by a duly executed Notice of Exercise in substantially the form attached as Appendix I to the principal office of the Company (or such other appropriate location as Holder is so instructed by the Company). Payment of the aggregate Warrant Price for the Shares being purchased shall be made, at the option of the Holder, by the following methods: (i) by delivering to the Company a check, wire transfer (to an account designated by the Company) or other form of payment acceptable to the Company; (ii) by instructing the Company to withhold a number of Shares then issuable upon exercise of this Warrant with an aggregate Fair Market Value (as of the last business day immediately prior to the date of delivery of the Notice of Exercise) equal to the aggregate Warrant Price; or (iii) any combination of the foregoing. In the event of any withholding of Shares pursuant to clause (ii) or (iii) above where the number of Shares whose value is equal to the aggregate Exercise Price for the Shares being purchased is not a whole number, the number of Shares withheld by or surrendered to the Company shall be rounded up to the nearest whole Share and the Company shall make a cash payment to the Holder (by delivery of a check, wire transfer of immediately available funds or other form of payment acceptable to the Bank) based on the incremental fraction of a Share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a Share being so withheld or surrendered multiplied by (y) the Fair Market Value per Share as of the date immediately prior to the delivery of the Notice of Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or an Acquisition (as defined below), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the closing of such transaction.

For the purpose of this Warrant, “Fair Market Value” means, as of any particular date: (a) the volume weighted average of the sales prices of the Shares for such day on all domestic securities exchanges on which the Shares may at the time be listed; (b) if there have been no sales of the Shares on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Shares on all such exchanges at the end of such day; (c) if on any such day the Shares is not listed on a domestic securities exchange, the closing sales price of the Shares as quoted on the Nasdaq Stock Market, Inc. (“Nasdaq”), the National Association of Securities Dealers, Inc. OTC Bulletin Board (“OTC Bulletin Board”) or similar quotation system or association for such day; or (d) if there have been no sales of the Shares on Nasdaq, the OTC Bulletin Board or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Shares quoted on Nasdaq, the OTC Bulletin Board or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive business days ending on the business day immediately prior to the day as of which “Fair Market Value” is being determined. If at any time the Shares are not listed on any domestic securities exchange or quoted on Nasdaq, the OTC Bulletin Board or similar quotation system or association, the “Fair Market Value” of the Shares shall be the fair market value per share as determined jointly by the Company’s board of directors and the Holder.”

(b) Section 3.5 of the Warrant is hereby amended and restated as follows:

“[Intentionally Omitted.]”

(c) Section 4.5 of the Warrant is hereby amended and restated as follows:

“[Intentionally Omitted.]”

2. No Other Amendments. Except as amended hereby, the Warrant remains in full force and effect in accordance with its original terms.

3. Miscellaneous.

a. Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

b. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

c. Entire Agreement. The Warrant, as amended by this Amendment, constitutes the entire agreement of the parties with regard to the subject matter hereof and supersedes any prior oral or written agreements or understandings.

d. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or any other state.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Warrant to Purchase Stock as of the date first above written.

THE COMPANY:

LDR HOLDING CORPORATION

By:	/s/ Scott Way
	Name:	Scott Way
	Title:	Executive Vice President –
General Counsel

HOLDER:

Comerica Ventures Incorporated

By:	/s/ LaReeda Rentie
	Name:	LaReeda Rentie
	Title:	Assistant Vice President

SIGNATURE PAGE TO FIRST AMENDMENT TO WARRANT TO PURCHASE STOCK